Exhibit 10.M(5)

AMENDMENT TO ALCOA INC.

EMPLOYEES’ EXCESS BENEFITS PLAN A

Pursuant to Section 5.1, which provides that the Plan may be amended, the Plan is revised as follows:

1.	Section 4.1 is amended to delete the final sentence and replace it with the following:

The Committee’s discretion with respect to this Excess Plan includes the authority to determine eligibility under all provisions, correct defects, supply omissions, reconcile inconsistencies in plan, ensure benefits are paid in accordance to the plan, interpret plan provisions for all Participants or Surviving Spouses, and decide issues of credibility necessary to carry out and operate the Plan. Benefits under this Excess Plan will be paid only if the Committee in its discretion decides that the applicant is entitled to them. All actions, decisions, or interpretations of the Committee are conclusive, final, and binding.

2.	The following new Article VIII – Claims and Appeals is added:

ARTICLE VIII – CLAIMS AND APPEALS

8.1	If a claim by a Participant or Surviving Spouse is denied in whole or in part, the Participant or Surviving Spouse, or their representative will receive written notice from the plan administrator. This notice will include the reasons for denial, the specific Plan provision involved, an explanation of how claims are reviewed, the procedure for requesting a review of the denied claim, and a description of the information that must be submitted with the appeal. The Participant or Surviving Spouse, or their representative, may file a written appeal for review of a denied claim to the Benefits Management Committee. The process and the time frames for the determination claims and appeals are as follows:

(a)	The plan administrator reviews initial claim and makes determination within 90 days of the date the claim is received.

(b)	The plan administrator may extend the above 90-day period an additional 90 days if required due to special circumstances beyond control of plan administrator.

(c)	The Participant or Surviving Spouse, or their representative, may submit an appeal of a denied claim within 60 days of receipt of the denial.

(d)	The plan administrator reviews and makes a determination on the appeal within 60 days of the date the appeal was received.

(e)	The plan administrator may extend the above 60-day period an additional 60 days if required by special circumstances beyond the control of the plan administrator.

8.2	In the case where the plan administrator requires an extension of the period to provide a determination on an initial claim or an appeal, the plan will notify the Participant or Surviving Spouse, or their representative, prior to the expiration of the initial determination period. The notification will describe the circumstances requiring the extension and the date a determination is expected to be made. If additional information is required from the Participant or Surviving Spouse, the determination period will be suspended until the earlier of i) the date the information is received by the plan administrator or ii) 45 days from the date the information was requested.

8.3	Participants or Surviving Spouses, or their representative, who having received an adverse appeal determination and thereby exhausted the remedies provided under the Excess Plan, proceed to file suit in state or federal court, must file such suit within 180 days from the date of the adverse appeal determination notice.

3.	In all other respects the Plan is ratified and confirmed.

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